Exhibit (d)(14)(ii)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

CLARIVEST ASSET MANAGEMENT LLC

THIS AMENDMENT is made as of March 4, 2022, to the Investment Sub-Advisory Agreement dated March 31, 2019, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and ClariVest Asset Management LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 4, 2022.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

CLARIVEST ASSET MANAGEMENT LLC

By:	/s/ Tiffany A. Ayres
Name:	Tiffany A. Ayres
Title:	President, General Counsel

Schedule A

FUND	INVESTMENT SUB-ADVISORY FEE*
Transamerica International Stock**

0.25% of assets up to $500 million;
0.23% of assets over $500 million up to $1 billion;

0.22% of assets over $1 billion up to $2 billion;

0.21% of assets over $2 billion up to $3 billion;

0.20% of net assets in excess of $3 billion

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica International Stock CIT, a series of Wilmington Trust Collective Investment Trust that is also sub-advised by ClariVest Asset Management LLC.

Relationship Pricing: ClariVest Asset Management LLC
Fee Type	Breakpoints
	$0 - $500M	$500M - $1.5B	$1.5B - $3B	Over $3B
Sub-Advisory Discount[1]	0%	5.0%	7.5%	10.0%

1 Sub-advisory fee discount will apply to all Funds and Portfolios when there are two or more funds listed in Schedule A specifically sub-advised by ClariVest Asset Management LLC that do not benefit from aggregation across like strategies.